EXHIBIT 2.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
OVERTURE SERVICES, INC.
INTO
GOTO.COM, INC.

     Pursuant to Section 253 of the General Corporation Law of the State of Delaware, GoTo.com, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

     FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

     SECOND: That the Corporation owns all of the outstanding shares of each class of the capital stock of Overture Services, Inc., a Delaware corporation (“Sub”).

     THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 2nd of October, 2001, determined to merge Sub with and into the Corporation on the terms and conditions set forth therein:

RESOLVED: That the Corporation merge Sub with and into the Corporation, with the Corporation being the surviving entity in such merger (the “Merger”).

RESOLVED FURTHER: That the Merger be effective at 8:00 a.m. Eastern Daylight Time on Monday, October 8, 2001.

RESOLVED FURTHER: That upon the effectiveness of the Merger, the Corporation assume all of the liabilities and obligations of Sub.

RESOLVED FURTHER: That upon the effectiveness of the Merger, the name of the Corporation be changed to “Overture Services, Inc.” and Article I of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

"ARTICLE I

The name of the Corporation is Overture Services, Inc.”

RESOLVED FURTHER: That upon the effectiveness of the Merger, the Certificate of Incorporation and the Bylaws of the Corporation in effect immediately prior to the effectiveness of the Merger shall be the Corporation’s Certificate of Incorporation and Bylaws, except as to the change of name.

RESOLVED FURTHER: That upon the effectiveness of the Merger, the directors and officers of the Corporation, as constituted immediately prior to the effectiveness of the Merger, will be the directors and officers of the Corporation.

RESOLVED FURTHER: That the proper officers of the Corporation be, and each hereby is, authorized, empowered and directed, for and on behalf of the Corporation and in its name, to execute and deliver all such agreements, instruments, certificates and other documents, and to take all such further action, as such officers may deem necessary, advisable or appropriate in order to effectuate the intent and purposes of the foregoing resolutions.

RESOLVED FURTHER: That all acts and things heretofore taken or done by any officer or other agent of the Corporation on or prior to the date hereof in connection with the transactions contemplated by these resolutions be, and each hereby is, ratified, confirmed, approved and adopted in all respects as acts taken or done on behalf of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Todd Tappin its authorized officer, this day of October, 2001.

GOTO.COM, INC.

By:

Name: Todd Tappin
Title: Secretary and Chief Financial Officer